Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-231751
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated June 7, 2021

Pricing Supplement dated June   , 2021 to the
Prospectus Supplement dated June 18, 2019 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $[ ● ] Callable Capped Floating to Step-Up Fixed Rate Notes Due June 10, 2024
The Toronto-Dominion Bank (“TD” or “we”) is offering the Callable Capped Floating to Step-Up Fixed Rate Notes due June 10, 2024 (the “Notes”) described below.
CUSIP / ISIN: 89114TKW1 / US89114TKW17
The Notes will accrue interest quarterly at the following per annum rates, calculated using the Day Count Fraction specified below:
•
For the first four quarterly Interest Periods (year 1): 2-Year CMS Rate (USD) as of the applicable Interest Reset Date, subject to the Interest Rate Floor of 0.00% and the Maximum Floating Interest Rate of 0.35%, and

•	For the fifth through eighth quarterly Interest Periods (year 2): 0.50%, and
•	For the ninth through last quarterly Interest Periods (year 3): 0.70%

TD will pay interest on the Notes on the 10th calendar day of each March, June, September and December (each an “Interest Payment Date”), commencing on September 10, 2021 and ending on the Maturity Date.
TD may, at its option, elect to redeem the Notes in whole, but not in part, on the 10th calendar day of each March, June, September, and December (each, an “Optional Call Date”), upon five Business Days’ prior written notice, commencing on June 10, 2022, and ending on the Interest Payment Date immediately preceding the Maturity Date. Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-5 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated June 18, 2019 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
1 TD Securities (USA) LLC will purchase the Notes at the Public Offering Price per $1,000 Principal Amount of the Notes and will resell the Notes to one or more other dealers or will offer the Notes directly to investors. TD will reimburse TDS for certain expenses and pay TDS a fee in connection with TDS’ role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	P-1

Callable Capped Floating to Step-Up Fixed Rate Notes Due June 10, 2024

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series E
Type of Note:	Callable Capped Floating to Step-Up Fixed Rate Notes
CUSIP / ISIN:	89114TKW1 / US89114TKW17
Underwriter:	TD Securities (USA) LLC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Pricing Date:	June 7, 2021
Issue Date:	June 10, 2021, which is three Business Days following the Pricing Date.
Maturity Date:
June 10, 2024, or if such day is not a Business Day, the next following Business Day and no interest shall be paid in respect of the delay, subject to redemption by TD prior to the Maturity Date as set forth below under “Redemption”.

Payment at Maturity
If the Notes have not been redeemed by us, as described elsewhere in this pricing supplement, on the Maturity Date, TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.

Interest Rate:
The Notes will bear interest at the Floating Interest Rate (subject to the Interest Rate Floor and the Maximum Floating Interest Rate) for the first four quarterly Interest Periods (each such period, a “Floating Interest Period”) and thereafter at the Fixed Interest Rate (each such period, a “Fixed Interest Period”).

Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

2-Year CMS Rate (USD) or the Floating Interest Rate:
Means, as of an Interest Reset Date, the constant maturity swap (“CMS”) rate for U.S. dollar swaps with a maturity of two years, expressed as a percentage, which appears on the on the Bloomberg Professional® service (“Bloomberg”) page “USISDA02 <Index>” as of 11:00 a.m., New York City time or, if the Floating Interest Rate cannot be determined by reference to the foregoing Bloomberg page, the rate determined by the Calculation Agent after consulting such sources as the Calculation Agent deems comparable to the foregoing Bloomberg page, or any other source it seems reasonable.
If the 2-Year CMS Rate (USD) is discontinued prior to the maturity of the Notes, then the fallback provisions described herein under “Information About the Floating Interest Rate” will apply and the Floating Interest Rate will be determined accordingly.
In no circumstance will the Floating Interest Rate for any Floating Interest Period be less than the Interest Rate Floor or greater than the Maximum Floating Interest Rate.

Maximum Floating Interest Rate:	0.35% per annum
Interest Rate Floor:	0.00%

TD SECURITIES (USA) LLC	P-2

Fixed Interest Rate:	Rates per annum, payable quarterly in arrears (equal payments): June 10, 2022 to but excluding June 10, 2023: 0.50% June 10, 2023 to but excluding June 10, 2024: 0.70%

Interest Reset Dates:	For each Floating Interest Period, two Business Days (as defined below) prior to the previous Interest Payment Date.
Day Count Fraction:
30/360

For the avoidance of doubt, each month is deemed to have 30 days and the year is deemed to have 360 days. Therefore, each interest period is deemed to have 90 days and each year is deemed to have 360 days, resulting in equal interest payments with respect to the Fixed Interest Periods.

Interest Payment Dates:
Quarterly, on the 10th calendar day of each March, June, September and December, commencing on September 10, 2021 and ending on the Maturity Date. If an Interest Payment Date is not a Business Day, interest shall be paid on the next Business Day, without adjustment for period end dates and no interest shall be paid in respect of the delay.

Redemption:
The Notes are redeemable by TD, in whole, but not in part, on any Optional Call Date at 100% of their Principal Amount together with accrued and unpaid interest from and including the previous Interest Payment Date, to, but excluding the applicable Optional Call Date. TD will provide written notice to DTC at least five (5) Business Days prior to the applicable Optional Call Date.

Optional Call Dates:
The 10th calendar day of March, June, September, and December of each year, commencing on June 10, 2022, and ending on the Interest Payment Date immediately preceding the Maturity Date. If an Optional Call Date is not a Business Day, then the Notes will be redeemed on the next Business Day and no interest shall be paid in respect of the delay.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:	The Notes should be treated for U.S. federal income tax purposes as debt instruments, as discussed further herein under “Material U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion under the caption “Tax Consequences—Canadian Taxation” in the prospectus, which applies to your Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act (the “CDIC Act”).
The Pricing Date, the Issue Date and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-3

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, “Risk Factors” in the prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: https://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Prospectus Supplement dated June 18, 2019: https://www.sec.gov/Archives/edgar/data/947263/000119312519175713/d747878d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-4

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, you should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Risks Relating to Structure and Credit Characteristics
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Notes Are Subject to Early Redemption at TD's Option.
TD has the option to redeem the Notes on any Optional Call Date as set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date in the event that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to their stated Maturity Date, you may have to re-invest the proceeds in a lower rate environment.
You Should Not Expect to Earn Any Interest Payments At the Higher Fixed Interest Rates.
The interest rate payable on the Notes during their term will increase over the term of the Notes, subject to TD's right to redeem the Notes on any Optional Call Date. You should not expect to earn any Interest Rate higher than the Maximum Floating Interest Rate (which you will only receive if the Floating Interest Rate is equal to or greater than that rate) because the higher Fixed Interest Rates are applicable only after the first Optional Call Date. If general market interest rates decrease below current rates, we will likely redeem the Notes and you will be subject to reinvestment risk. Conversely, if general market interest rates increase beyond the rates provided by the Notes during the term of the Notes, we will likely not redeem the Notes, and investors will be holding Notes that bear interest at below-market rates.
Because the Notes Accrue Interest at the Floating Interest Rate During the Floating Interest Period, You Will Receive a Lesser Interest Rate During Such Period Relative to That of the Fixed Interest Period.
The interest payable on the Notes during the Floating Interest Period will accrue at the Floating Interest Rate, which will vary and there will be significant risks not associated with a conventional fixed−rate debt security. These risks include fluctuation of the Floating Interest Rate and the possibility that the Floating Interest Rate on the Notes will decrease during any Floating Interest Period. Further, because the Floating Interest Rate will not exceed the Maximum Floating Interest Rate, which is a lower rate than the Fixed Interest Rate, you will receive a lesser interest rate during the Floating Interest Period relative to that of the Fixed Interest Period.
Because the Notes Accrue Interest at a Fixed Rate During the Fixed Interest Period, the Amount of Interest Payable on Your Notes on Each Interest Payment Date During the Fixed Interest Period May Be Below Market Interest Rates.
Because interest payable on your Notes during the Fixed Interest Period accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the Interest Payment Dates during the Fixed Interest Period will be equal to or greater than the market interest rate on such dates. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Fixed Interest Rate relative to market interest rates for the term of the Notes, and be willing to forgo market interest rates during the Fixed Interest Period.
The Floating Interest Rate May Be as Low as the Interest Rate Floor and is Limited to the Maximum Floating Interest Rate.
During each Floating Interest Period, you will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate. The interest rate applicable to each such Interest Payment Date will fluctuate. If the Floating Interest Rate is less than or equal to zero, which is the Interest Rate Floor, no interest will be payable for that Floating Interest Period, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. Additionally, the Floating Interest Rate is limited to the Maximum Floating Interest Rate, so any Interest Payment during a Floating Period in which the Floating Interest Rate exceeds the Maximum Floating Interest Rate will be capped and will be less than the amount payable based solely on the Floating Interest Rate. You should consider, among other things, the overall potential interest payments payable on the Notes as compared to that of our or other similar debt securities of a comparable maturity.

TD SECURITIES (USA) LLC	P-5

Risks Relating to the Floating Interest Rate
Since August 2019, the Floating Interest Rate has not been Published on a Significant Number of Scheduled Publication Days. If the Floating Interest Rate is not Published on any Interest Reset Date, it will be Determined by the Calculation Agent.
Since August 2019, ICE Benchmark Administration Limited (“ICE”) has not published the Floating Interest Rate on a significant number of scheduled publication days. For example, in March and April 2020, the Floating Interest Rate was not published on any of the scheduled publication days. Beginning in 2019, ICE requested feedback from, and consulted with, market participants to discuss potential changes to its methodology for calculating CMS rates (including the Floating Interest Rate). Following the conclusion of that process, ICE announced that, effective May 29, 2020, it would update its methodology for calculating CMS rates, including the Floating Interest Rate, in a manner that it expects will reduce the number of days for which a CMS rate (such as the Floating Interest Rate) is not published. There is no guarantee that, even with these changes, the Floating Interest Rate will be published on any Interest Reset Date and it is possible that such non-publication may continue. If the Floating Interest Rate is not available on the applicable screen at the relevant time on an Interest Reset Date, then it will be determined by the Calculation Agent, as discussed further herein under “Information About the Floating Interest Rate”.
Regulatory Investigations Regarding the Potential Manipulation of CMS Rates, including the Floating Interest Rate, May Adversely Affect the Market Value of, and Return on, the Notes.
It has been reported that the United Kingdom (“U.K.”) Financial Conduct Authority ("FCA") and the U.S. Commodity Futures Trading Commission (“CFTC”) are working together to investigate the potential manipulation of CMS rates. If such manipulation occurred, it may have resulted in CMS rates, including the Floating Interest Rate, being artificially lower (or higher) than it would otherwise have been. Any changes or reforms affecting the determination or supervision of the CMS rates in light of these investigations may result in a sudden or prolonged increase or decrease in reported CMS rates, which could have an adverse impact on the trading market for CMS rate-benchmarked securities such as the Notes and the market value of, and return on, the Notes.
The Floating Interest Rate is Currently Based on a Hypothetical Interest Rate Swap Referencing 3-Month USD LIBOR. Uncertainty and Changes With Respect to LIBOR and the Floating Interest Rate May Adversely Affect the Floating Interest Rate and the Market Value of, and Return on, your Notes.
As discussed further herein under “Information About the  Floating Interest Rate”, the Floating Interest Rate means, as of any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of two years commencing as of such date. An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to the 3-month USD London Interbank Offered Rate (“LIBOR”) for that same maturity. As a result, the Floating Interest Rate is significantly affected by actual and anticipated changes in the level of 3-month USD LIBOR.
Various interest rates and other indices that are deemed to be “benchmarks”, including LIBOR, are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective, including the EU Benchmark Regulation (Regulation (EU) 2016/1011) (the “Benchmarks Regulation”), which became effective January 1, 2018, while others are still to be implemented. These reforms and other pressures may cause LIBOR to disappear entirely, to perform differently than in the past (as a result of a change in methodology or otherwise), create disincentives for market participants to continue to administer or contribute to LIBOR or have other consequences that cannot be predicted. On July 27, 2017, the Chief Executive of the FCA, which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. On March 5, 2021, ICE and the FCA announced that all LIBOR settings will either cease to be provided by any benchmark administrator, or no longer be representative immediately after December 31, 2021 for all GBP, EUR, CHF and JPY LIBOR and for one-week and two-month USD LIBOR tenors, and immediately after June 30, 2023 for the remaining USD LIBOR tenors.
While the last Interest Reset Date is scheduled to occur before June 30, 2023, it is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before these dates or whether any additional reforms to LIBOR may be enacted in the UK or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of the Floating Interest Rate. Any changes to, or the discontinuance or non-representativeness of, 3-month U.S. dollar LIBOR or the calculation of the Floating Interest Rate and any uncertainty as to what these changes may be, may adversely affect the market value of, and return on, your Notes. Additionally, if the Floating Interest Rate is permanently or indefinitely discontinued, the Calculation Agent may pick a substitute rate and make other conforming changes to the terms of the Notes, as discussed further herein under “Information About the Floating Interest Rate” and “— Risks Relating to Conflicts of Interest — Under Certain Circumstances, the Calculation Agent May Replace the Floating Interest Rate and Make Conforming Changes to the Terms of the Notes”.

TD SECURITIES (USA) LLC	P-6

Risks Relating to Valuation and Liquidity
Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. TD Securities (USA) LLC and other affiliates of TD may make a market for the Notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of TD may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price, and as a result, you may suffer substantial losses.
The Temporary Price at Which TD Securities (USA) LLC May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market (if TD Securities (USA) LLC makes a market in the Notes, which it is not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the interest payments on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision.
Under Certain Circumstances, the Calculation Agent May Replace the Floating Interest Rate and Make Conforming Changes to the Terms of the Notes.
As discussed further herein under “Information About the Floating Interest Rate”, if the 2 Year CMS Rate has been permanently or indefinitely discontinued, the Calculation Agent may select an Alternative Rate and make other Conforming Adjustments to the terms of the Notes. There can be no assurance that the Alternative Rate and any Conforming Adjustments will perform similarly to the 2 Year CMS Rate and the use of the Alternative Rate and/or Conforming Adjustments may adversely affect the market value of, and return on, the Notes. Furthermore, if the Calculation Agent cannot determine an Alternative Rate, it may rely on the 2 Year CMS Rate published on a date prior to the applicable Interest Reset Date, meaning the interest paid during the corresponding Floating Interest Period will not be based on then-current interest rates and may adversely affect the Floating Interest Rate for that period.

TD SECURITIES (USA) LLC	P-7

Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. For example, the Notes may be treated as contingent payment debt instruments in which case you could be required to recognize ordinary income in excess of any interest payment received. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Tax Consequences—Canadian Taxation” in the prospectus. If you are not a Non-resident Holder (as that term is defined in “Canadian Taxation” in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-8

Information About the Floating Interest Rate
2-Year CMS Rate (USD)
The “2-Year CMS Rate (USD)” or “Floating Interest Rate” means the rate for U.S. dollar swaps with a maturity of 2 years, which appears on Bloomberg “USISDA02 <Index>” page as of 11:00 a.m., New York City time on any date of determination. The Floating Interest Rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In the hypothetical swap transaction, the fixed rate of interest, payable semi-annually on a 30/360 day count basis, is exchangeable for a floating three-month U.S. dollar LIBOR (as defined in the prospectus supplement) based payment stream that is payable quarterly on an Actual/360 day count basis. Three-month U.S. dollar LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market without pledging any collateral or security.
If the 2-Year CMS Rate (USD) is no longer displayed on the relevant page, or is not displayed by 11:00 a.m., New York City time, on the affected date of determination, then the 2-Year CMS Rate (USD) will be determined by the Calculation Agent after consulting such sources as the Calculation Agent deems comparable to the foregoing Bloomberg page, or any other source it seems reasonable.
Notwithstanding the above, if the Calculation Agent determines prior to any Interest Reset Date that the 2-Year CMS Rate (USD) has been discontinued prior to the Maturity Date of the Notes, then the fallback provisions described below will apply to the 2-Year CMS Rate (USD) and the Floating Interest Rate will be determined accordingly.
Notwithstanding the foregoing, if the Floating Interest Rate has been permanently or indefinitely discontinued, the Calculation Agent will, select a substitute rate and for each future Interest Reset Date with reference to (1) any alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including by the Alternative Reference Rates Committee or any other committee or working group thereof) and (2) accepted market practice and usage (the “Alternative Rate”). Upon selecting an Alternative Rate, the Calculation Agent may make any adjustments to the Alternative Rate, the spread thereon (even though the Notes do not include a spread as of the Trade Date), Business Days, the Day Count Fraction, Interest Reset Dates, Floating Interest Periods, Interest Payment Dates and any other terms of the Notes (such changes, “Conforming Adjustments”), in each case that the Calculation Agent determines are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Notes or are reasonably necessary for administrative or operational reasons irrespective of whether any such change is consistent with accepted market. The Calculation Agent will select an Alternative Rate and make any Conforming Adjustments with a view to maintaining, to the extent practical, your economic position as a holder of the Notes.
If the Floating Interest Rate has been permanently or indefinitely discontinued and the Calculation Agent is unable or unwilling to determine an Alternative Rate prior to the an Interest Reset Date, then the Floating Interest Rate for the related Floating Interest Period will be the Floating Interest Rate in effect for the immediately preceding Interest Period / the Floating Interest Rate, determined in the manner described above, as of the last day such rate was published on the reliant page.

TD SECURITIES (USA) LLC	P-9

Historical Information
We obtained the information regarding the historical performance of the Floating Interest Rate below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of the Floating Interest Rate should not be taken as an indication of its future performance. Additionally, there were a significant number of scheduled publication days for which the Floating Interest Rate was not published, as described further herein under “Risk Factors — Risks Relating to the Floating Interest Rate —  Since August 2019, the Floating Interest Rate has not been Published on a Significant Number of Scheduled Publication Days. If the Floating Interest Rate is not Published on any Interest Reset Date, it will be Determined by the Calculation Agent”. We cannot give you assurance that the performance of the Floating Interest Rate will result in any Interest Rate during a Floating Interest Period in excess of the Interest Rate Floor.
Historically, the Floating Interest Rate has experienced significant fluctuations. Any historical upward or downward trend in the Floating Interest Rate during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during any Floating Interest Period.
On June 2, 2021 the Floating Interest Rate was 0.227%. The graph below sets forth the historical performance of the Floating Interest Rate from June 2, 2011 through June 2, 2021. Past performance of the Floating Interest Rate is not indicative of future performance of the Floating Interest Rate.

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0
Jun-2011
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Jun-2015
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Jun-2021

TD SECURITIES (USA) LLC	P-10

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. This discussion does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, to taxpayers subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This discussion is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. This discussion addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This discussion does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes).
U.S. Federal Income Tax Treatment
Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as  contingent payment debt instruments (“CPDIs”), subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
If a CPDI is issued for cash or publicly traded property, OID is determined and accrued under the “noncontingent bond method.” In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In
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general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.
As the Notes have only a single contingent payment upon automatic call or at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. U.S. holders may obtain the comparable yield and the projected payment schedule for the Notes by contacting TD at (212) 786-7400 or toll-free at (866) 486-4826. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a Note.
A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.
If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If the Notes become fixed more than six months prior to the Maturity Date, then an adjustment, which may be positive or negative, will be required upon the occurrence of the Notes becoming fixed. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity (which may require you to accrue the remaining amount at a constant yield to maturity as OID). You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of the Notes becoming fixed.
In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.
Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain and the Notes may instead be characterized as “Variable Rate Debt instruments (“VRDI”). We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

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Alternative Treatment. If the Notes are instead treated as VRDI, we intend to take the position that, solely for purposes of determining whether the Notes are issued with original issue discount (“OID”), we are deemed to exercise our option to redeem the Notes prior to each interest rate step-up and, as a result, interest payments on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s normal method of accounting for tax purposes.
Sale, Exchange or Maturity of the Notes. Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.
Interest. Pursuant to rules governing the tax treatment of variable rate debt instruments in respect of the special rules regarding original issue discount (“OID”) as described below, subject to current market conditions, interest will be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of tax accounting. If there is OID upon issuance of the Note, the accrual of any OID is determined by assuming the Note bears interest at a fixed interest rate equal to the Issue Date value of the qualified floating rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.
Variable Rate Debt Instruments. In order to qualify as a “variable rate debt instrument”:
•
the issue price of the Note must not exceed the total amount of noncontingent principal payments on the Note by more than the product of such principal payments and the lesser of (i) 15% or (ii) the product of 1.5% and the number of complete years in the Note’s term, and

•
the Note must not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more “qualified floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (each as described below).

For purposes of determining if a Note is a variable rate debt instrument, a qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated and is set at a “current rate.” A qualified floating rate (or objective rate, as described below) must be set at a current value of that rate. A current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day.
A multiple of a qualified floating rate is generally not a qualified floating rate, unless the variable rate is either:
•	a product of a qualified floating rate times a fixed multiple greater than 0.65 but not more than 1.35, or
•	a product of a qualified floating rate times a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.
Certain combinations of rates are treated as a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate (or objective rate) if the value of the floating rate at the Issue Date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note. A combination of these rates is generally treated as a single qualified floating rate if the values of all rates on the Issue Date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment is treated as a qualified floating rate only if the restriction is fixed throughout the term of the Note, and is not reasonably expected as of the Issue Date to cause the yield on the Note to differ significantly from its expected yield absent the restriction.
An objective rate is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within our control (or the control of one of our affiliates) or that is unique to our circumstances (or those of a related party)). The IRS may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will differ significantly from the average value of such rate during the final half of its term. A combination of a fixed rate of stated interest for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the Issue Date is intended to approximate the fixed rate; such a combination of rates is generally treated as a single objective rate if the objective rate on the Issue Date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions as those discussed above).
Special rules apply to variable rate debt instruments to determine the amount of qualified stated interest and the amount and accrual of any OID. If the Note bears interest that is unconditionally payable or compounds at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any OID is determined by assuming the Note bears interest at a fixed interest rate equal to the Issue Date value of the qualified floating rate or qualified inverse floating rate or, in the

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case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.
If the Note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of OID generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and OID by assuming the Note bears interest at those substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and OID so determined for actual interest rates under the Note. However, if that qualifying variable rate includes a fixed rate, the Note is generally treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is a qualified inverse floating rate) that would cause the Note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, early redemption, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Payments of principal and interest on, and proceeds from the taxable disposition of, Notes held by a Non-U.S. Holder to or through certain brokers may be subject to a backup withholding tax on “reportable payments” unless, in general, such Non-U.S. Holder complies with certain procedures or is an exempt recipient. Any such amounts so withheld from distributions on the Notes generally will be refunded by the IRS or allowed as a credit against such Non-U.S. Holder’s federal income tax, provided such Non-U.S. Holder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.
Tax Treatment of Non-U.S. Holders
If you are a non-U.S. holder, subject to “FATCA”, discussed below, you should generally not be subject to U.S. withholding tax with respect to payment on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payment on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that

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they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, including the tax consequences of any alternative characterization such as VRDI, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TD Securities (USA) LLC, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TD Securities (USA) LLC will purchase the Notes at the Public Offering Price per $1,000 Principal Amount of the Notes and will resell the Notes to one or more other dealers or will offer the Notes directly to investors. TD will reimburse TDS for certain expenses and pay TDS a fee in connection with TDS’ role in the offer and sale of the Notes.
We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is three business days following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Pricing Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We may use this pricing supplement in the initial sale of the Notes. In addition, TD Securities (USA) LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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